AMENDMENT NO. 1 TO THE BYLAWS

OF

AMERICAN EAGLE GROUP, INC.

The Bylaws (the “Bylaws”) of American Eagle Group, Inc. (the “Company”) are hereby amended as follows:

Every reference in the Bylaws to the name “American Eagle Group, Inc.” is hereby deleted and replaced by “Pacific Ventures Group, Inc.”

Except as herein amended, the provisions of the Bylaws shall remain in full force and effect.

Effective as of August 14, 2015

CERTIFICATION

I, the undersigned Secretary of the Company, hereby certify that this Amendment No. 1 to the

Bylaws of the Company was duly adopted by the Board of Directors of the Company by written consent effective as of August 14, 2015.

/s/ Brett Bertolami

Name: Brett Bertolami

Title:   Secretary

Dated: August 14, 2015